Exhibit T-1.4
BY-LAWS OF
AMERICAN STOCK TRANSFER & TRUST COMPANY
(A New York Corporation)

ARTICLE I. MEETINGS OF SHAREHOLDERS
     SECTION 1. Annual Meeting. The annual meeting of shareholders of American Stock Transfer & Trust Company (the “Company”) shall be held at such time within the first four calendar months of each year at such place in the City of New York as may from time to time be designated by the Board of Directors (the “Board”) for the election of directors and the transaction of such other business as may properly come before the meeting.
     SECTION 2. Special Meetings. Special meetings of shareholders may be called at any time by the Board, the President or the Chairman of the Board (the “Chairman”) or as otherwise provided by law or the organization certificate, as amended.
     SECTION 3. Action Without a Meeting. Any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without such a meeting by written consent, setting forth the action so taken signed by the holders of all outstanding shares entitled to vote thereon.
ARTICLE II. BOARD OF DIRECTORS
     SECTION 1. Number. The affairs of the Company shall be managed and its corporate powers exercised by a Board, which shall consist of not less than five nor more than fifteen members. The number of directors, within the maximum and minimum limits specified herein and in the organization certificate, as amended, may be increased or reduced from time to time either by the vote of a majority of the directors then in office or by the shareholders. In the event of any increase in the number of directors, additional directors may be elected either by the Board, in the manner herein prescribed for the filling of vacancies, or by the shareholders.
     SECTION 2. Vacancies. Vacancies not exceeding one-third of the entire Board may be filled by the vote of a majority of the directors then in office at any regular or special meeting of the Board, and directors so elected shall hold office for the balance of the unexpired term.
     SECTION 3. Quorum. One-half of the entire Board shall constitute a quorum for the transaction of business. If less than a quorum be present at any meeting duly called, a majority of those present may adjourn the meeting from time to time.
     SECTION 4. Action by the Board. Except as otherwise provided in these By Laws or by law, the vote of a majority of the directors present at the time of any vote, if a quorum is present at such time, shall be the act of the Board.
     SECTION 5. Special and Regular Meetings or the Board. Regular meetings of the Board shall be held without notice at such times and at such places as may, from time to time, be fixed by the Board. The first regular meeting after the. annual meeting of shareholders shall be the annual meeting of the Board. Special meetings of the Board may be called by the Chairman or the President and shall be so called at the written request of any three directors. Notice of each special meeting shall be mailed or telegraphed not less than one day before the meeting. A notice, or waiver of notice, need not specify the purpose of any meeting of the Board.
     SECTION 6. Compensation. The compensation of the directors shall be fixed by the Board.
ARTICLE III. COMMITTEES
     SECTION 1. Executive Committee. There shall be an Executive Committee constituted as hereinafter provided, consisting of at least five directors, which shall possess and may exercise all the authority of the Board, except as otherwise provided by law. In the event a quorum shall not be present at any regular or special meeting of the Board, the directors present at such meeting, if not less than five, shall be constituted and meet as an Executive Committee and shall act only by the concurrent vote of a majority of the number present. The President or, in his absence, the Chairman, shall preside over any such Executive Committee meeting. In the absence of the President and the Chairman, the Executive Vice President shall preside over any such meeting.
     SECTION 2. Other Committees of the Board. The Board may appoint such other regular or special committees consisting of at least three directors and such officers or such other persons and having such powers and functions as the Board may prescribe. The Board may, from time to time, suspend, alter, continue or terminate any such committee or the powers and functions thereof.
     SECTION 3. Officers’ Committees. Subject to the approval of the Board,

the President may appoint, or may provide for the appointment of, committees consisting of officers or other persons, which such chairmanships, vice chairmanships and secretaryships and such duties and powers as the President may, from time to time, designate and prescribe. The Board or the President may, from time to time, suspend, alter, continue or terminate any of such committees or the powers and functions thereof.
     SECTION 4. Compensation. The Board may provide for compensation to be paid to persons serving on committees appointed by the Board.
ARTICLE IV. OFFICERS
     SECTION I. (a) Titles, Election and Appointment. The Board shall, at its annual meeting, elect a President, a Chairman of the board and an Executive Vice President, each of whom shall be directors and each of whom shall hold office until the next annual meeting of the board and until a successor is elected and qualified. The Board shall also elect at such meeting, and may elect at any regular of special meeting, one or more Vice Chairman, one or more Senior Vice Presidents, one or more Vice Presidents, a Treasurer and/or Controller, a Secretary and one more other officers as the Board may deem appropriate or desirable, all of whom shall hold their office until the next annual meeting of the Board and until their successors are elected and qualified. With the exception of the President and the Secretary, one person may hold more than one of the offices specified in this Section and may have such other titles as the Board may determine.
     (b) The Board may appoint a General Administrative Board, consisting of, in addition to the President, the Chairman and the Executive Vice President, each Senior Vice President and such other officers as the Board may determine. The President may select alternates for officers appointed by the Board to the General Administrative Board to serve in the absence of officers appointed by the Board.
     (c) The Board may, from time to time, grant or provide for the granting, to officers such particular supervisory and administrative responsibilities and authority and such additional titles and designations, if any, as the Board may deem appropriate.
     (d) All officers shall be subject to the supervision and direction of the Board. The authority, duties and responsibilities of any officer of the Company may be suspended by the President, with or without cause and an officer elected or appointed by the Board may be removed by the Board, with or without cause. Any vacancy occurring in any office, unless such office shall be abolished by the

Board, may be tilled at any regular meeting of the Board or at any special meeting of the Board held for such purpose.
     SECTION 2. (a) Duties and Authority of the President, the Chairman and the Executive Vice President. The President shall be the Chief Executive Officer of the Company. The President shall direct the policies of the Company and shall have administrative authority over its business, affairs and property. The President shall be a member of all regular committees of the Board and, if specifically appointed thereto, of special committees of the Board, provided that the President shall not be a member of the examining committee. The President shall preside at meetings of the shareholders and the Board.
     (b) The Chairman and the Executive Vice President shall participate in the direction of the policies of the Company and in the administration of its business, affairs and property and shall have such further duties and authority as may be conferred or required by law. The Chairman and the Executive Vice President shall, unless the Board otherwise provides, be members of all regular committees and the Board and, if specifically appointed thereto, special committees of the Board. In the absence of the President, the Chairman shall preside at the meetings of the shareholders and the Board. In the absence of both the President and the Chairman, the Executive Vice President shall preside at meetings of the shareholders and the Board.
     SECTION 3. Duties and Authority of Vice Presidents. Each Vice President who is a director and such other Vice Presidents who may, from time to time, be designated by the Board or the President shall, to the extent authorized by the Board or the President, participate in the supervision of the policies of the Company and in the administration of its business, affairs and property.
     SECTION 4. General Provisions. In addition to the duties and authority expressly conferred by these By-Laws or by a resolution of the Board, officers shall have such other duties and authority usually pertaining to their respective offices as well as such other duties and authority as may from time to time be assigned to them by the Board or by the President.
     SECTION 5. Compensation of Officers. Compensation of officers shall be fixed by the Board.

ARTICLE V. INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS
     SECTION 1. Indemnification of Officers and Directors. The Company shall indemnify any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company against all judgments fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, to the fullest extent and in the manner set forth in and permitted by Article VII of the New York State Banking Law and any other applicable law, as from time to time in effect. The foregoing provision of this Article V shall be deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while this Article V and the relevant provisions of Article VII of the New York State Banking Law and other applicable law, if any, are in effect, and, except to the extent otherwise required by law, any repeal or modification thereof shall not affect any rights or obligations then existing or thereafter arising with respect to any state of facts then or theretofore existing or thereafter arising or any action, suite or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.
     SECTION 2. Indemnification of Others. The Board in its discretion shall have power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an employee or agent of the Corporation.
     SECTION 3. Insurance. The Board in its discretion shall have the power to purchase and maintain insurance in accordance with, and subject to, the provisions of the New York State Banking Law.
ARTICLE VI. SIGNATURE AUTHORITY
     The signature powers of officers and employees of the Company shall be fixed by the Board, which may confer upon certain officers the authority to delegate signature powers.

ARTICLE VII. SEAL
     The Board shall provide a seal for the Company.
ARTICLE VIII. AMENDMENTS OF BY-LAWS
These By-Laws may be amended, revoked or suspended in a manner not inconsistent with law at any regular or special meeting of the board by the vote of a majority of the entire Board. Such amendment, revocation or suspension may be evidenced by resolution or otherwise as the Board may deem appropriate.